Exhibit 99.1

Physicians Formula Holdings, Inc. Announces that Executive Jeff Berry to Join the Company’s Board as an Independent Director

AZUSA, CA (October 26, 2007) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced that it has appointed Jeff M. Berry to join the Company’s Board of Directors as an independent director effective October 25, 2007.  Mr. Berry will be replacing James A. Lawrence, who is stepping down due to the demands on his time as the new Chief Financial Officer of the Unilever Group.  The Company also announced that current Board member Zvi Eiref will assume Mr. Lawrence’s role as Chair of the Audit Committee.

Mr. Berry is currently Vice President and Treasurer of Del Monte Foods Company, where his responsibilities include corporate treasury, corporate and financial strategy, M&A and business development, and public relations.  Mr. Berry began his career with Bain and Company and spent six years with McKinsey and Company, where he advised several consumer products and retail clients in the areas of strategy, branding and marketing.  Mr. Berry received his M.B.A. from the Harvard Business School and his B.S. from the University of California, Berkeley.

"Jeff is a very strong addition to our Board and brings a wealth of public company and long-term planning and strategy experience with branded consumer companies.  We look forward to his input as we continue to build upon our distribution platform," said Ingrid Jackel, Chief Executive Officer.  "I would also like to thank Jim for his valued guidance and contribution over the past year and wish him all the best in his new position."

“I am excited to be joining the Physicians Formula team during a time of great opportunity for the Company," said Jeff Berry.  "I am impressed by the Company’s problem-solving approach to addressing women’s skin imperfections, and their continued focus on developing innovative, high-quality products.  I look forward to utilizing my background and experience to further contribute to the achievements the existing management team and Board of Directors have made to date.”

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or “masstige”, market.  Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium priced products for the mass market channel.  Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends.  Currently, Physicians Formula products are sold in over 26,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Albertsons.

(FACE/F)
Contacts:	John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100